Exhibit 10.36

TWELFTH AMENDMENT TO
ERIE INSURANCE GROUP
RETIREMENT PLAN FOR EMPLOYEES

(As Amended and Restated effective December 31, 2014)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Retirement Plan for Employees (the “Plan”) under an amendment and restatement effective December 31, 2014;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to reflect provisions of the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act.
NOW, THEREFORE, Section 7.10(b) of the Plan is amended and restated in its entirety to read as follows, effective January 1, 2020:

(b)    Notwithstanding any inconsistent provision of the Plan and effective January 1, 2003, all distributions under the Plan shall be made in accordance with Code Section 401(a)(9), including the incidental death benefit requirement of Code Section 401(a)(9)(G), and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Income Tax Regulations. Specifically, distribution of the Participant’s interest shall:
(i)    be completed no later than the Required Beginning Date; or
(ii)    commence not later than the Required Beginning Date with distribution to the Participant made over the life of the Participant or joint lives of the Participant and a designated Beneficiary or a period not longer than the life of the Participant or joint lives of the Participant and a designated Beneficiary.
For purposes of this Section 7.10, Required Beginning Date shall mean:
(iii)    for Participants born before July 1, 1949, April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70½ or the calendar year in which the Participant terminates employment or retires; and
(iv)    for Participants born after June 30, 1949, April 1 of the calendar year following the later of the calendar year in which the Participant attains age

72 or the calendar year in which the Participant terminates employment or retires;
provided, however, if the Participant is a five-percent owner (as defined in Section 416 of the Code), the Required Beginning Date shall be April 1 of the calendar year following the calendar year in which the Participant attains age 70½ or age 72, as applicable based on the Participant’s date of birth, regardless of the date that the five-percent owner terminates employment or retires. In the case of a Participant who terminates employment or retires in a calendar year after the calendar year in which he attains age 70½ or age 72, as applicable based on the Participant’s date of birth, and who has not commenced payments as of the first day of such later calendar year, the Plan benefit accrued by the Participant shall be actuarially increased, to the extent required by regulations, to take into account the period (commencing on the April 1st of the calendar year following the calendar year in which the Participant attains age 70½ and ending on the date payment commences) during which the Participant did not receive any benefits under the Plan; provided, however, that such actuarial increase, to the extent permitted by regulations, shall reduce the benefit accrual otherwise occurring during such period.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 10th day of October, 2022.

ERIE INDEMNITY COMPANY
ATTEST:

/s/ Maureen Geary Krowicki	By:	/s/ Brian W. Bolash

	Title:	Executive Vice President Secretary & General Counsel

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